Exhibit 21.1

Company Name	State of Incorporation/ Organization	Country of Incorporation/ Organization
Sagent Pharmaceuticals, Inc.	Wyoming	United States of America
Sagent International LLC		Cayman Islands
Sagent (China) Pharmaceuticals Co. Ltd.		China